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Exhibit 99.1

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS STRONG SECOND QUARTER 2012 RESULTS
- Adjusted earnings per share increased 71% –

YORK, Pennsylvania – July 31, 2012 – Glatfelter (NYSE: GLT) today reported 2012 second quarter adjusted earnings of $5.3 million, or $0.12 per diluted share, compared with $3.1 million, or $0.07 per diluted share, in the 2011 second quarter. On a GAAP basis, second quarter 2012 net income totaled $13.4 million, or $0.31 per share, compared with $2.5 million, or $0.05 per share, in the second quarter of 2011. Consolidated net sales in the second quarter of 2012 totaled $384.7 million, a decrease of 3.3 percent from the second quarter of 2011.

“Despite the difficult, global macroeconomic conditions, we are pleased to report another quarter of strong earnings, with adjusted earnings per share increasing 71 percent compared with a year ago,” said Dante C. Parrini, chairman and chief executive officer. “Our second quarter results reflect the strategic benefits of our diversified and balanced business portfolio. The strong North American market positions across each of our businesses coupled with the success of our ongoing continuous improvement initiatives and stringent cost control more than offset the impact of the generally weak European economy. Our results also reflect the benefits from our share repurchase program and debt refinancing undertaken late last year which are contributing to year-over-year earnings-per-share growth.”

Mr. Parrini continued, “With current economic conditions expected to persist, particularly in Europe, we will remain focused on operational excellence, accelerating our continuous improvement initiatives and improving the product solutions we deliver to our customers. I expect this will allow us to continue to generate healthy earnings and cash flows in the second half of the year.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	Three Months Ended June 30
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$13,432	$0.31	$2,501	$0.05
Conversion of Alternative fuel mixture/Cellulosic
biofuel credits	(4,440)	(0.10)	–	–
Timberland sales and related costs	(3,696)	(0.08)	69	–
Acquisition and integration related costs	–	–	518	0.01

Adjusted earnings	$5,296	$0.12	$3,088	$0.07

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Second-Quarter Business Unit Results

Specialty Papers

	For the quarter ended June 30
Dollars in thousands	2012	2011	Change
Tons shipped	186,797	191,763	(4,966)	(2.6)%
Net sales	$214,113	$216,708	$(2,595)	(1.2)%
Energy and related sales, net	1,630	2,060	(430)	(20.9)%
Operating income (loss)	4,244	(92)	4,336	-
Operating margin	2.0%	–

On a year-over-year basis, Specialty Papers’ net sales decreased 1.2 percent as shipping volumes declined 2.6 percent partially offset by a $2.6 million benefit from higher selling prices.

During the second quarters of 2012 and 2011, the Company completed annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities. The outages adversely impacted operating income by $19.9 million in the second quarter of 2012, compared with $20.6 million in the same quarter a year ago.

Specialty Papers’ 2012 second quarter operating income increased by $4.3 million compared with the 2011 second quarter due to the benefit from higher selling prices, $2.0 million from lower raw material and energy prices, and $1.9 million from continuous improvement initiatives and production efficiencies. These factors were partially offset by $1.6 million of higher selling, general and administrative costs primarily related to corporate support services and incentive compensation.

Composite Fibers

	For the quarter ended June 30
Dollars in thousands	2012	2011	Change
Tons shipped	22,975	22,938	37	0.2%
Net sales	$108,625	$116,372	$(7,747)	(6.7)%
Operating income	7,916	9,250	(1,334)	(14.4)%
Operating margin	7.3%	7.9%

Composite Fibers’ net sales decreased $7.7 million, or 6.7 percent, primarily due to the translation of foreign currencies which unfavorably impacted the comparison by $9.4 million while selling prices were substantially unchanged.

Composite Fibers’ second-quarter 2012 operating income decreased by $1.3 million primarily due to the negative impact from foreign currency translation totaling $1.3 million. Operating results were also negatively impacted by an aggregate $0.9 million due to start-up costs associated with the completion of machine upgrades at two facilities as well as costs associated with intermittent, external power supply interruptions at one of its facilities. The business unit was able to offset the impact of these factors with benefits from ongoing continuous improvement initiatives.

Advanced Airlaid Materials

	For the quarter ended June 30
Dollars in thousands	2012	2011	Change
Tons shipped	22,730	22,281	449	2.0%
Net sales	$61,955	$64,904	$(2,949)	(4.5)%
Operating income	4,614	3,727	887	23.8%
Operating margin	7.4%	5.7%

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $2.9 million or 4.5 percent primarily due to a $4.3 million unfavorable impact from the translation of foreign currencies. Volumes shipped increased 2.0 percent and average selling prices declined slightly in the comparison.

Second-quarter 2012 operating income increased $0.9 million, or 23.8 percent, compared with the year ago quarter primarily due to a $2.0 million benefit from lower raw material and energy costs partially offset by $0.8 million from unfavorable foreign currency translations.

Other Financial Information

Pension expense totaled $2.7 million and $1.6 million for the second quarters of 2012 and 2011, respectively. Since the Company’s qualified plan remains overfunded, a cash contribution is not required to be made in 2012.

Interest expense declined $2.3 million in the year-over-year comparison primarily reflecting the redemption of $100.0 million of 7 1/8 percent bonds at the end of 2011. For the second quarter of 2012, interest expense totaled $4.2 million compared with $6.5 million in the year ago quarter.

The Company completed the sale of 3,345 acres of Pennsylvania timberlands during the second quarter of 2012 and realized a $6.4 million pre-tax gain. Aggregate cash proceeds totaled $6.6 million after closing costs.

In March 2010, the Company was approved by the Internal Revenue Service to be registered as a producer of cellulosic biofuel under the Internal Revenue Code. The cellulosic biofuel credit was equal to $1.01 per gallon of black liquor produced in its operations during 2009. In the second quarter of 2012, the Company made the decision to convert certain of the previously utilized refundable alternative fuel mixture credits, which were equal to $0.50 per gallon, to the non-refundable cellulosic biofuel credit and intends to amend its 2009 federal income tax return to claim the credit for a portion of the black liquor gallons produced in 2009. This resulted in a net benefit to income taxes in the second quarter of 2012 of $4.4 million.

In the second quarter of 2012, the Company recorded an income tax provision of $2.1 million on adjusted pre-tax earnings resulting in an effective tax rate of 28.0 percent. In the comparable quarter a year ago, the Company recorded an income tax benefit of $2.8 million on adjusted pre-tax earnings of $0.3 million. The 2011-second quarter income tax benefit was primarily due to the favorable resolution of certain foreign tax audits, partially offset by adjustments to the carrying value of deferred taxes in connection with changes in state tax laws.

2012 First-Half Results

For the first six months of 2012, on a GAAP basis, the Company reported net income of $32.3 million or $0.74 per diluted share, compared with $19.9 million or $0.43 per diluted share in the same period of 2011. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Six Months Ended June 30
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$32,310	$0.74	$19,927	$0.43
Conversion of Alternative fuel mixture/Cellulosic
biofuel credits	(4,440)	(0.10)	–	–
Timberland sales and related costs	(3,696)	(0.08)	(1,650)	(0.04)
Acquisition and integration related costs	–	–	793	0.02
Adjusted earnings	$24,174	$0.56	$19,070	$0.41

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first half of 2012 were $782.0 million, a 1.6 percent decrease compared with $794.8 million for the same period of 2011, primarily reflecting unfavorable foreign currency translations.

Balance Sheet and Other Information

Capital expenditures totaled $30.6 million in the first half of 2012, including $7.3 million for the Composite Fibers capacity expansion project. For the full year 2012, capital expenditures are estimated to be $90 million to $95 million, including approximately $30 million of the $50 million investment to expand Composite Fibers’ capacity scheduled to be completed in the first quarter of 2013.

Cash and cash equivalents totaled $23.4 million as of June 30, 2012, and net debt was $194.6 million, compared with $188.7 million at the end of 2011.

Free cash flow (cash provided by operations less capital expenditures) was $(2.1) million for the first six months of 2012 compared with $20.4 million for the first six months of 2011. Free cash flow in 2011 included $17.8 million related to cellulosic biofuel production credits. (Refer to the calculation of these measures provided in this release.)

In May 2012, the Company announced a two-year, $25 million share buyback program authorized by its Board of Directors. Through June 30, 2012, the Company repurchased approximately 172 thousand shares of common stock for approximately $2.6 million.

Outlook

For Specialty Papers, the Company expects shipping volumes to increase by approximately 5 percent in the third quarter of 2012 compared with the second quarter of 2012. The impact of selling price increases announced earlier in the year is expected to slightly outpace overall input cost increases compared to the second quarter. During the second quarter the business completed its annual maintenance outages at a cost of $19.9 million. For the third quarter, maintenance spending is expected to be approximately $2.5 million higher than normal quarterly rates due to ongoing initiatives to enhance this business unit’s machine reliability and operating efficiencies.

The Company anticipates Composite Fibers’ shipping volumes to be slightly higher in the third quarter compared to the second quarter while selling prices and input costs are expected to be generally in line with the second quarter of 2012. In addition, start-up issues associated with two machine upgrades completed in the first half of 2012 are expected to be resolved during the third quarter and cost control measures are expected to benefit results.

Shipping volumes for the Advanced Airlaid Materials business unit in the third quarter of 2012 are expected to be slightly higher than the second quarter of 2012, while selling prices and input cost are expected to be in-line with the second quarter. The Company expects ongoing benefits from its continuous improvement initiatives.

Conference Call

As previously announced, the Company will hold a conference call at 1:00 p.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2012 Earnings Release Conference Call
When:	Tuesday, July 31, 2012, 1:00 p.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	91687372
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	July 31, 2012 3:00 p.m. through August 14, 2012 midnight.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	91687372

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project and other factors. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June
	June 30		30
In thousands, except per share	2012	2011	2012	2011
Net sales	$384,693	$397,985	$782,045	$794,756
Energy and related sales – net	1,630	2,060	3,491	5,047

Total revenues	386,323	400,045	785,536	799,803
Costs of products sold	345,445	362,545	683,688	702,136

Gross profit	40,878	37,500	101,848	97,667

Selling, general and administrative expenses	30,113	31,320	60,080	63,090
Gains on dispositions of plant, equipment

and timberlands, net	(6,961)	(29)	(6,998)	(3,204)
Operating income	17,726	6,209	48,766	37,781
Non-operating income (expense)
Interest expense	(4,159)	(6,461)	(8,428)	(12,921)
Interest income	103	150	226	357
Other – net	103	(275)	299	(268)

Total other income (expense)	(3,953)	(6,586)	(7,903)	(12,832)

Income before income taxes	13,773	(377)	40,863	24,949
Income tax provision (benefit)	341	(2,878)	8,553	5,022

Net income	$13,432	$2,501	$32,310	$19,927

Earnings per share
Basic	$0.31	$0.05	$0.75	$0.43
Diluted	0.31	0.05	0.74	0.43

Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18

Weighted average shares outstanding
Basic	42,854	46,080	42,802	46,075
Diluted	43,558	46,633	43,529	46,502

Business Unit Financial Information
(unaudited)

Three months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$214.1	$216.7	$108.6	$116.4	$62.0	$64.9	—	—	$384.7	$398.0
Energy and related sales, net	1.6	2.1	—	—	—	—	—	—	1.6	2.1

Total revenue	215.7	218.8	108.6	116.4	62.0	64.9	—	—	386.3	400.0
Cost of products sold	197.5	206.5	90.7	97.6	55.0	58.3	2.2	0.1	345.4	362.5

Gross profit	18.3	12.2	17.9	18.8	6.9	6.6	(2.2)	(0.1)	40.9	37.5
SG&A	14.0	12.3	10.0	9.6	2.3	2.8	3.8	6.6	30.1	31.3
Gains on dispositions of plant,equipment
and timberlands	—	—	—	—	—	—	(7.0)	—	(7.0)	—

Total operating income (loss)	4.2	(0.1)	7.9	9.2	4.6	3.8	1.0	(6.7)	17.7	6.2
Non-operating income (expense)	—	—	—	—	—	—	(4.0)	(6.6)	(4.0)	(6.6)

Income (loss) before income taxes	$4.2	$(0.1)	$7.9	$9.2	$4.6	$3.8	$(3.0)	$(13.3)	$13.8	$(0.4)

Supplementary Data
Net tons sold	186.8	191.8	23.0	22.9	22.7	22.3	—	—	232.5	237.0
Depreciation, depletion and amortization	$9.0	$8.9	$5.8	$6.4	$2.2	$2.1	—	—	$17.0	$17.4
Capital expenditures	9.1	9.4	6.3	6.6	0.9	3.7	0.1	—	16.4	19.8

Six months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$437.9	$437.2	$220.6	$231.6	$123.6	$126.0	—	—	$782.0	$794.8
Energy and related sales, net	3.5	5.0	—	—	—	—	—	—	3.5	5.0

Total revenue	441.4	442.2	220.6	231.6	123.6	126.0	—	—	785.5	799.8
Cost of products sold	386.1	393.9	182.3	190.6	110.1	115.0	5.2	2.6	683.7	702.1

Gross profit	55.3	48.3	38.3	41.0	13.4	11.0	(5.2)	(2.6)	101.8	97.7
SG&A	27.4	26.2	19.5	19.4	5.0	5.5	8.3	12.0	60.1	63.1
Gains on dispositions of plant,equipment
and timberlands	—	—	—	—	—	—	(7.0)	(3.2)	(7.0)	(3.2)

Total operating income (loss)	27.9	22.1	18.8	21.6	8.4	5.5	(6.5)	(11.5)	48.8	37.8
Non-operating income (expense)	—	—	—	—	—	—	(7.9)	(12.8)	(7.9)	(12.8)

Income (loss) before income taxes	$27.9	$22.1	$18.8	$21.6	$8.4	$5.5	$(14.4)	$(24.3)	$40.9	$24.9

Supplementary Data
Net tons sold	382.6	390.5	45.7	45.8	45.1	43.8	—	—	473.3	480.2
Depreciation, depletion and amortization	$17.9	$17.5	$11.8	$12.5	$4.3	$4.3	—	—	$34.1	$34.3
Capital expenditures	13.7	13.3	15.3	10.5	1.4	4.1	0.1	—	30.6	27.9

The clerical accuracy of the amounts set forth above may be affected by, or the amounts may not agree to the consolidated financial statements included herein due to, rounding.

Selected Financial Information
(unaudited)

	Six months ended
	June 30
In thousands	2012	2011
Cash Flow Data
Cash provided (used) by:
Operating activities	$28,532	$48,313
Investing activities	(23,398)	(24,437)
Financing activities	(19,736)	(13,446)

Depreciation, depletion and amortization	34,053	34,257
Capital expenditures	30,587	27,877
June 30		December 31
	2012	2011

Balance Sheet Data
Cash and cash equivalents	$23,437	$38,277
Total assets	1,154,784	1,136,925
Total debt	218,000	227,000
Shareholders’ equity	516,041	490,404

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins overhead, and operating margins, among others. Alternative fuel mixture and cellulosic biofuel credits, gains on the sale of timberlands, and acquisition and integration related costs are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Alternative fuel mixture and cellulosic biofuel credits and gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the Company’s GAAP based consolidated financial statements. The Company believes these provide meaningful measures of the Company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Free Cash Flow	Six months ended June 30
In thousands	2012	2011
Cash from operations	$28,532	$48,313
Less:
Capital expenditures	(30,587)	(27,877)
Free cash flow	$(2,055)	$20,436

Calculation of Net Debt	June 30	December 31
In thousands	2012	2011
Short term debt	$—	$-
Long term debt	218,000	227,000

Total	218,000	227,000
Less: Cash	(23,437)	(38,277)

Net Debt	$194,563	$188,723

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.